Free Writing Prospectus pursuant to Rule 433 dated October 8, 2021

Registration Statement No. 333-253421

Market Linked Securities — Autocallable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Silver Trust due October 27, 2025
OVERVIEW

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities do not bear interest or repay a fixed amount of principal at maturity. Whether the securities are automatically called and the amount that you will be paid on your securities on the stated maturity date (expected to be October 27, 2025) is based on the performance of the iShares® Silver Trust, as described below.

•

Automatic Call Feature. Your securities will be automatically called on any annual call observation date commencing on October 21, 2022 to and including October 20, 2025 if the closing price of the iShares® Silver Trust on such date is greater than or equal to the initial underlier price (set on the pricing date, expected to be October 18, 2021), resulting in a payment on the corresponding call payment date equal to (i) the face amount of your securities plus (ii) the product of $1,000 times the applicable call premium amount. The call observation dates, the call payment dates and the applicable call premium amount for each call payment date are specified below.

•

Payment at Maturity. If your securities are not automatically called, the amount that you will be paid on your securities on the stated maturity date will be based on the performance of the underlier as measured from the pricing date to and including the determination date (expected to be October 20, 2025). If the final underlier price declines by up to 10% from the initial underlier price, you will receive the face amount of your securities. If the final underlier price declines by more than 10% from the initial underlier price, the return on your securities will be negative and will equal the underlier return plus 10%. In this case, you will receive less than the face amount and have 1-to-1 downside exposure to the decline in the final underlier price in excess of 10%. You could lose up to 90% of the face amount of your securities.

You should read the accompanying amendment no. 1 to preliminary prospectus supplement dated October 7, 2021, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the iShares® Silver Trust (current Bloomberg symbol: “SLV UP Equity)
Pricing date:	expected to be October 18, 2021
Issue date:	expected to be October 21, 2021
Determination date:	expected to be October 20, 2025
Stated maturity date:	expected to be October 27, 2025
Initial underlier price:	the closing price of the underlier on the pricing date
Final underlier price:	the closing price of the underlier on the determination date
Underlier return:	the quotient of (i) the final underlier price minus the initial underlier price divided by (ii) the initial underlier price, expressed as a percentage
Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date (which includes the stated maturity date in the case of the final call payment date), for each $1,000 of the outstanding face amount, equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount specified under “Call observation dates” below. The final observation date is the determination date and if a redemption event occurs on such final call observation date, the related payment will be made on the stated maturity date.

Redemption event:	a redemption event will occur if, as measured on any call observation date, the closing price of the underlier is greater than or equal to the initial underlier price
Buffer price	90% of the initial underlier price
Buffer amount:	10%
Call premium amount:

with respect to any call payment date (including the stated maturity date), the applicable call premium amount that is expected to be in the range specified in the table set forth under “Call observation dates” below

Call observation dates:	expected to be the dates specified as such in the table below
	Call Observation Dates	Call Payment Dates	Call Premium Amount
	October 21, 2022	October 28, 2022	8% - 9%
	October 23, 2023	October 30, 2023	16% - 18%
	October 21, 2024	October 28, 2024	24% - 27%
	Determination date	Stated maturity date	32% - 36%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Call payment dates:	expected to be the dates specified as such in the table set forth under “Call observation dates” above
Payment amount at maturity (for each $1,000 face amount of your securities)

•if the underlier return is negative but not below -10% (the final underlier price is less than the initial underlier price, but not by more than 10%), $1,000; or

•if the underlier return is negative and is below -10% (the final underlier price is less than the initial underlier price by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the underlier return plus 10% times (b) $1,000.

Underwriting discount:

up to 2.825% of the face amount; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.825% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA will also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells. In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP/ISIN:	40057JQA7/ US40057JQA78

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary prospectus supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary prospectus supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Hypothetical Payment on a Call Payment Date*

While there are four potential call payment dates with respect to your securities, the examples below only illustrate the amount you will receive, if any, on the first and second call payment dates.

If your securities are automatically called on the first call observation date (i.e., on the first call observation date the closing price of the underlier is greater than or equal to the initial underlier price), the amount in cash that we would deliver for each $1,000 face amount of your securities on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing price of the underlier was determined to be 120% of the initial underlier price, your securities would be automatically called and the amount in cash that we would deliver on your securities on the corresponding call payment date would be 108% of the face amount of your securities or $1,080 for each $1,000 of the face amount of your securities. Even though the underlier appreciated by 20% from its initial underlier price to its closing price on the first call observation date in this example, your return is limited to the call premium amount of 8% that is applicable to the first call observation date.

If, for example, the securities are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., on the first call observation date the closing price of the underlier is less than the initial underlier price and on the second call observation date the closing price of the underlier is greater than or equal to the initial underlier price), the amount in cash that we would deliver for each $1,000 face amount of your securities on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing price of the underlier on the second call observation date were determined to be 135% of the initial underlier price, your securities would be automatically called and the amount in cash that we would deliver on your securities on the corresponding call payment date would be 116% of the face amount of your securities or $1,160 for each $1,000 of the face amount of your securities.

* assumes a call premium amount for such call payment date set at the bottom of the call premium amount range

Hypothetical Payment Amount at Maturity
The Securities Have Not Been Automatically Called
Hypothetical Final Underlier Price (as a % of the Initial Underlier Price)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)	Hypothetical Payment Amount at Maturity ($)
99.999%	100.000%	$1,000.00
97.000%	100.000%	$1,000.00
95.000%	100.000%	$1,000.00
90.000%	100.000%	$1,000.00
89.000%	99.000%	$990.00
75.000%	85.000%	$850.00
50.000%	60.000%	$600.00
25.000%	35.000%	$350.00
0.000%	10.000%	$100.00

The following chart illustrates the potential payment on the securities for a range of hypothetical closing prices of the underlier on the applicable call observation date. The profile is based on a hypothetical call premium amount of 8% for the first call payment date, 16% for the second call payment date, 24% for the third call payment date and 32% for the fourth call payment date (in each case, the bottom of the call premium amount range) and a buffer price equal to 90.000% of the initial underlier price. This profile has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call premium amount and the actual call observation date on which the securities are called; (iii) if the securities are not automatically called, the actual final underlier price of the underlier; and (iv) whether you hold your securities to maturity or earlier automatic call.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

First Call Date
Second Call Date
Third Call Date
Fourth Call Date
Hypothetical Payment at Maturity
underlier
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
Fourth Call Date (Call Premium: 32.00%)
Third Call Date (Call Premium: 24.00%)
Second Call Date (Call Premium: 16.00%)
First Call Date (Call Premium: 8.00%)
10% buffer
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%

Hypothetical Percentage Charge in the Closing Price of the underlier from Pricing Date to Applicable Call Date

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

DETERMINING PAYMENT ON A CALL PAYMENT DATE

Is the closing price of the underlier on the applicable call observation date *greater than* or *equal to* the initial underlier price?
Yes
The securities will be automatically called and you will receive an amount on the corresponding call payment date equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount
No
On the corresponding call payment date, you will not receive any payment and your securities will remain outstanding (provided that if the corresponding call payment date is the stated maturity date, you will receive an amount in cash equal to the cash settlement amount)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

DETERMINING PAYMENT AT MATURITY

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Is the final underlier price greater than the initial underlier price? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount No Is the final underlier greater than or equal to the buffer price? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to $1,000 No On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus the buffer amount

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, product summary supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, product summary supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, product summary supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•	Amendment no. 1 to preliminary prospectus supplement dated October 7, 2021
•	Market linked securities — autocallable with fixed percentage buffered downside product summary supplement dated July 13, 2021 (the “product summary supplement”)
•	Prospectus supplement dated March 22, 2021
•	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Securities” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪

The Call Premium Amount You Will Receive on a Call Payment Date (Including the Stated Maturity Date) If Your Notes Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Notes Are Not Automatically Called is Not Linked to the Closing Price of the Underlier at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be

▪	You May Lose a Substantial Portion of Your Investment in the Securities
▪	The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped Due to the Applicable Call Premium Amount
▪	Your Securities Are Subject to Automatic Redemption
▪	Your Securities Do Not Bear Interest
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	Past Underlier Performance is No Guide to Future Performance
▪	If the Price of the Underlier Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪	You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier
▪	Your Securities May Not Have an Active Trading Market
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity
▪	The Calculation Agent Can Postpone a Call Observation Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪

You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

▪

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Underlier Investment Advisor or Other Entities That Are Involved in the Transaction

▪	The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Securities May Not Have the Same Interests as You

Additional Risks Related to the Underlier

▪	The Policies of the Trustee of the iShares® Silver Trust, The Bank of New York Mellon, Could Affect the Amount Payable on Your Securities and Their Market Value
▪

Except to the Extent GS&Co., WFS and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underlier, There Is No Affiliation Between the Underlier Investment Advisor and Us or WTS

▪	There is No Assurance That an Active Trading Market Will Continue for the iShares® Silver Trust or That

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

There Will Be Liquidity in Any Such Trading Market; Further, the iShares® Silver Trust Is Subject to Custody Risks
▪	The iShares® Silver Trust is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪	The Price of the iShares® Silver Trust is Linked to the Price of Silver, Which May Change Unpredictably and Affect the Value of the Notes in Unforeseeable Ways
▪	Investing in Securities Linked to the iShares® Silver Trust is Not the Same as Investing Directly in Silver
▪	An Investment in the Notes is Subject to Risks Associated with the London Bullion Market
▪	Termination of the iShares® Silver Trust Could Adversely Affect the Value of the Securities
▪	The Correlation Between the Performance of the iShares® Silver Trust and the Price of Silver May Be Imperfect
▪	Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities
▪	Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Securities

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Securities Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	Investors in Indexed Notes Could Lose Their Investment
▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.